Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact:
Elissa Lindsoe, CFO
August 9, 2016	763-493-6370 /
www.mocon.com

MOCON Reports Solid Second Quarter 2016 Results

MINNEAPOLIS, MN, August 9, 2016 – MOCON, Inc. (NASDAQ: MOCO), today reported financial results for the second quarter and six-months ended June 30, 2016.

Highlights for the second quarter included:

●	Overall revenue grew four percent year-over-year. The Package Testing segment grew by double-digits, IAP & Other grew solidly and Permeation grew sequentially
●	Gross profit as a percent of revenue improved three percentage points year-over-year
●	Net income was $0.8 million, or $0.14 per diluted share, compared to $0.5 million, or $0.08 per diluted share in the first quarter of 2016
●	Adjusted EBITDA was $2.5 million, a $0.9 million sequential improvement
●	Recorded a $352,000 gain for the sale of the Company’s Texas lab, formerly known as Microanalytics (“Microanalytics”)

Commenting on the Company’s quarterly performance, MOCON’s president and chief executive officer, Robert L. Demorest said, “Overall second quarter revenue was up four percent on a year-over-year basis and up six percent sequentially. Most of the sales force disruption we had experienced during the first quarter is now behind us. Our Package Testing segment continues to experience strong demand for its products growing 13 percent year-over-year and our Industrial Analyzers and Other segments met our expectations, growing at eight percent year-over-year driven primarily by a 60 percent increase in sensor shipments to our US based OEM customers. Our Permeation segment improved sequentially by four percent and was down eight percent year-over-year which is an improvement from the first quarter’s year-over-year decline of 13 percent. Three percentage points of the second quarter year-over-year decline in Permeation was attributable to the sale of Microanalytics, while the remaining five percent was driven by European orders that were pushed to the third quarter.

Demorest added, “In conjunction with our One MOCON initiative, the integrations of our European based businesses are near completion which has changed the leadership needs in our business as a whole from one that is operationally based toward another that is designed to fuel growth through our sales strategy. As a result, we strategically eliminated two senior executive positions in our company which included our chief operating officer. We are reinvesting these dollars into our sales growth strategy with the expected additions of several new positions, one of which will be a Senior Vice President of Sales and Marketing. In conjunction with these changes, we recorded a $750,000 realignment charge in our second quarter of 2016 which was offset in part by a $352,000 gain on the sale of Microanalytics which was also part of our strategic realignment efforts.”

2016 Revenue and Earnings Summary

Second quarter 2016 results compared to second quarter 2015:

●	Revenue increased four percent as compared to the second quarter 2015.
●

Revenue from foreign customers accounted for 63 percent (38 percent in Europe, 25 percent outside of Europe & the U.S.A.) of total revenue for the second quarter of 2016 compared to 69 percent (35 percent in Europe, 34 percent outside of Europe & the U.S.A.) in the second quarter of 2015.

●

Realignment expenses were $0.8 million, or five percent of revenue, in the second quarter of 2016 compared to $0.1 million, or one percent of revenue, in the second quarter of 2015. The 2016 charge was driven by severance accruals for departures of certain executives from the Company.

●	Operating income was $0.9 million, or five percent of revenue in the second quarter of 2016 compared to $1.1 million, or seven percent of revenue in the year-ago quarter.
●	Other income was $0.3 million in the second quarter of 2016 compared to Other expense of $0.1 million in the comparable 2015 quarter, driven by a $352 thousand gain on the sale of Microanalytics.
●	Net income was $0.8 million, or $0.14 per diluted share, compared to net income of $0.6 million, or $0.11 per diluted share in the year-ago quarter.
●	Adjusted EBITDA for the second quarter of 2016 was $2.5 million compared to $2.0 million in the second quarter of 2015. (See reconciliation to non-GAAP information below)

Six months ended June 30, 2016 compared to the year ago six month period:

●	Revenue was consistent at $30.4 million for each of the six month periods.
●

Revenue from foreign customers accounted for 65 percent (41 percent in Europe, 24 percent outside of Europe & the U.S.A.) of total revenue for the first half of 2016 compared to 68 percent (38 percent in Europe, 30 percent outside of Europe & the U.S.A.) in the first half of 2015.

●	Net income was $1.3 million, or $0.22 per diluted share, compared to net income of $1.6 million, or $0.27 per diluted share in the first half of 2015.
●	Adjusted EBITDA for the first half of 2016 was $4.1 million compared to $3.9 million in the first half of 2015. (See reconciliation to non-GAAP information below)

Revenue by Segment ($ in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,

			Year-over-Year Growth				Year-over-Year Growth
	2016	2015	$	%	2016	2015	$	%
Package Testing	$7,328	$6,473	$855	13%	$14,331	$13,229	$1,102	8%
Permeation	5,483	5,966	(483)	-8%	10,766	12,068	(1,302)	-11%
Industrial Analyzers and Other	2,820	2,610	210	8%	5,264	5,112	152	3%
Total Revenue	$15,631	$15,049	$582	4%	$30,361	$30,409	$(48)	0%

Revenue from the Package Testing segment for the three and six months ended June 30, 2016 increased 13 percent and eight percent, respectively, compared to the year-ago periods due increased demand for leak, mixer and on-line products.

Revenue for the Permeation segment for the three and six months ended June 30, 2016 declined by eight percent and 11 percent compared to the year-ago periods respectively. We recorded $160,000 less in odor and aroma consulting revenue during the three months ended June 30, 2016 as a result of the sale of Microanalytics and our June 30, 2016 backlog included an additional $600,000 for European orders when compared to historical levels. In addition to the second quarter impact, the year-to-date results were further impacted by the disruption that occurred during the first quarter of 2016 as a result of a US sales force realignment.

Our Industrial Analyzers and Other segment grew eight percent and three percent year-over-year for the three and six months ended June 30, 2016, respectively. The growth is primarily a result of an increase in revenue from sensor and detectors of approximately $0.5 million and $1.0 million, for the three and six-month periods ended June 30, 2016, respectively. The increase in revenue was offset by continued softness in the oil and gas exploration markets.

Gross Profit, Operating Income and Operating Expense Commentary

For the three-months ended June 30, 2016 and 2015, gross profit was 56 percent and 53 percent of revenue, and operating income was five percent and seven percent of revenue, respectively. Five percent, or $750,000, of the second quarter’s operating expenses were in realignment expenses attributable to executive changes discussed above.

The gross profit rate for our Package Testing segment increased by two percentage points to 56 percent in the current quarter, compared to 54 percent in the year ago period, due to increased volumes and process improvement initiatives. The gross profit rate for our Permeation segment increased to 60 percent from 57 percent as compared to the prior year quarter due to customer mix and a reduced cost structure to support our consulting revenue. Our Industrial Analyzers and Other segment gross profit rate for the current quarter increased by four percentage points to 48 percent compared to 44 percent in the prior year quarter due to efficiencies gained as a result of the increased in volume of OEM sensor and detector related revenue as well as product cost reduction initiatives that were introduced during the three months ended June 30, 2016.

Selling, general and administrative expenses were slightly higher during the three and six months ended June 30, 2016 compared to the year-ago periods. Cost reductions from the Company’s 2015 realignment plan were offset by increased professional fees, new hires made prior to the realignment and inflation related to personnel costs. Research and development expenses were 8 percent and 7 percent of revenue in the second quarters of 2016 and 2015, respectively, which is in line with the Company’s commitment to continued innovation.

Balance Sheet and Cash Flow Summary

●	Cash and cash equivalents increased to $6.8 million at June 30, 2016 compared to $6.3 million at December 31, 2015.
●	Days sales outstanding were 60 in the second quarter of 2016 compared to 63 in the first quarter of 2016. The improvement was driven by the timing of revenue within the quarter.
●	Total debt was $2.5 million at June 30, 2016 compared to $3.0 million at December 31, 2015.

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

Use of Non-GAAP Financial Measures

MOCON supplements its financial statements to provide investors with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and EBITDA plus share-based compensation, gain on sale of business, realignment expenses, and foreign currency transactional losses (“Adjusted EBITDA”), which are not calculated in accordance with general accepted accounting principles (“GAAP”) in the United States of America.

MOCON believes that these non-GAAP measures provide useful information to the Company’s Board of Directors, management and investors regarding certain trends relating to its financial condition and operating performance. MOCON’s management uses these non-GAAP measures to compare the Company's performance to that of prior periods for trend analyses and planning purposes

The method MOCON uses to produce non-GAAP results is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a replacement for corresponding GAAP measures. MOCON urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Safe Harbor

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” “planned”, or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the Company’s ability to realize the cost savings associated with the realignment plan implemented in 2015, fluctuations in foreign currency exchange rates, the terms of MOCON’s credit agreement including financial covenants included therein, dependence on certain key industries, pricing and lack of availability of raw materials, crude oil pricing impact on oil exploration activities, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

STATEMENT OF OPERATIONS DATA: (unaudited)
	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
Products	$12,244	$12,032	$23,628	$24,201
Services	2,702	2,338	5,514	4,842
Consulting	685	679	1,219	1,366
Total revenue	15,631	15,049	30,361	30,409
Cost of revenue
Products	5,085	5,497	10,055	10,783
Services	1,294	1,016	2,468	2,064
Consulting	481	511	963	1,058
Total cost of revenue	6,860	7,024	13,486	13,905
Gross profit	8,771	8,025	16,875	16,504

Selling, general and administrative expenses	5,870	5,707	12,008	11,978
Research and development expenses	1,298	1,126	2,501	2,195
Realignment expenses	750	128	750	128
Operating income	853	1,064	1,616	2,203
Other income (expense), net	309	(113)	274	138
Income before income taxes	1,162	951	1,890	2,341
Income tax expense	373	305	613	787
Net income	$789	$646	$1,277	$1,554
Net income per common share:
Basic	$0.14	$0.11	$0.22	$0.27
Diluted	$0.14	$0.11	$0.22	$0.27
Weighted average common shares outstanding:
Basic	5,794	5,750	5,793	5,746
Diluted	5,817	5,846	5,813	5,840

CONDENSED BALANCE SHEET DATA: (unaudited)
	June 30, 2016	December 31, 2015
Assets:
Cash and marketable securities	$6,789	$6,344
Accounts receivable, net	10,449	8,786
Inventories	7,655	7,790
Other current assets	1,518	1,782
Total current assets	26,411	24,702
Property, plant and equipment, net	5,588	5,995
Goodwill, intangibles and other assets	16,446	16,722
Total assets	$48,445	$47,419
Liabilities and Shareholders’ Equity:
Notes payable, current	$60	$65
Other current liabilities	10,299	9,535
Total noncurrent liabilities	3,702	4,348
Shareholders’ equity	34,384	33,471
Total liabilities and shareholders’ equity	$48,445	$47,419

CONDENSED CASH FLOW DATA: (unaudited)	June 30, 2016	June 30, 2015

Net cash provided by operations	$1,499	$2,127
Net cash provided by (used in) investing activities	160	(933)
Net cash used in financing activities	(1,708)	(1,046)
Effect of exchange rate changes	494	(461)
Net increase in cash	445	(313)
Cash beginning of year	6,344	6,332
Cash end of year	$6,789	$6,019

MOCON, INC.

NON-GAAP RECONCILIATION

(in Thousands)

	Quarters Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income	$789	$646	$1,277	$1,554
Interest expense, net	15	37	41	64
Income tax expense	373	305	613	787
Depreciation and amortization	698	615	1,387	1,220

EBITDA	1,875	1,603	3,318	3,625
Share-based compensation	189	162	375	322
Gain on sale of business	(352)	-	(352)	-
Realignment expenses	750	128	750	128
Foreign currency transaction loss (gain)	28	75	37	(203)

Adjusted EBITDA	$2,490	$1,968	$4,128	$3,872